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                                                                      EXHIBIT 99

                                              Contact:   HMI Industries Inc.
                                                         James R. Malone
                                                         Carl H. Young III
                                                         (216) 361-5555

FOR IMMEDIATE RELEASE
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              HMI Industries Inc. Expects Profitable Fourth Quarter

CLEVELAND, Ohio, November 11, 1999...HMI Industries Inc. announced that it expects earnings from continuing operations for its fourth quarter results for the fiscal year ended September 30, 1999 to be profitable for the first time in 16 quarters. The company also announced that it expects to offer for sale up to 2,500,000 shares of its common stock in a transaction exempt from the registration requirements under federal securities law. The company expects to conclude the sale of its shares before December 31, 1999.

HMI is a globally oriented, direct selling company engaged in the manufacture and sale of high filtration portable surface cleaners, central vacuum cleaning systems and portable room air cleaners. The company's high filtration portable surface cleaner and portable room air cleaner are sold under the trade names Filter Queen(R), Princess(R), Majestic(R), Empress(R) and Defender(R) and its central vacuum cleaning system is sold under the trade names Vacu-Queen(R) and Majestic II(R). The company's shares are traded on the OTC Bulletin Board under the symbol "HMII.OB."

The statements in the first paragraph of this press release are based on current expectations. Those statements are forward-looking statements that involve risks and uncertainties, and actual results may differ materially. Among other factors that could cause actual results to differ materially are the following: business and economic conditions; unanticipated costs; and other risk factors listed from time to time in the company's SEC reports, including, but not limited to, the report on Form 10-Q for the fiscal quarter ended June 30, 1999 (Part I, Item 2, MD&A section).